Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
The Board of Directors
AGCO Corporation:

We consent to the incorporation by reference in the registration statements (No. 333‑178399 and No. 333-142711) on Form S-8 of AGCO Corporation and subsidiaries (the “Company”) of our reports dated February 28, 2018, with respect to the consolidated balance sheets of the Company as of December 31, 2017 and 2016, and the related consolidated statements of operations, comprehensive income (loss), stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2017, and the related notes and financial statement schedule (collectively, the “consolidated financial statements”), and the effectiveness of internal control over financial reporting as of December 31, 2017, which reports appear in the December 31, 2017 annual report on Form 10‑K of the Company. Our report dated February 28, 2018, on the effectiveness of internal control over financial reporting as of December 31, 2017, contains an explanatory paragraph that management excluded from its assessment of the effectiveness of internal control over financial reporting Precision Planning LLC and the hay and forage division of Lely Group (collectively the “Acquired Entities”) internal control over financial reporting associated with total assets of $350.1 million and net sales of approximately $55.5 million included in the consolidated financial statements of the Company as of and for the year ended December 31, 2017. Our audit of the internal control over financial reporting of the Company also excluded the evaluation of internal control over financial reporting of the Acquired Entities.

/s/ KPMG LLP

Atlanta, Georgia
February 28, 2018